Exhibit (a)(5)(Z)

QXO Extends Tender Offer to Acquire Beacon Roofing Supply

GREENWICH, Conn., March 20, 2025 – QXO, Inc. (NYSE: QXO) announced today that it is extending its all-cash tender offer to acquire all outstanding shares of Beacon Roofing Supply, Inc. (Nasdaq: BECN) for $124.25 per share.

The tender offer, which was scheduled to expire at 5:00 p.m. (New York City time) on March 19, 2025, will remain open until 5:00 p.m. (New York City time) on March 31, 2025. QXO will amend its tender offer to reflect the terms of the definitive merger agreement with Beacon, including to reflect an offer price of $124.35 per share in cash. Beacon will also amend its recommendation statement on Schedule 14D-9 in support of such amended tender offer.

Computershare Trust Company, N.A., the depositary and paying agent for the tender offer, has reported that, as of 5:00 p.m. (New York City time) on March 19, 2025, approximately 12,174,965 shares have been validly tendered and not withdrawn, representing approximately 19.71% of the issued and outstanding shares. Shareholders who have already tendered their Shares do not need to take further action in response to this extension. For assistance with tendering shares, shareholders may contact Innisfree M&A Incorporated, the information agent for the tender offer, at +1 (888) 750-5834.

The full terms, conditions and other details of the tender offer are available in the offering documents filed with the Securities and Exchange Commission.

About QXO

QXO provides technology solutions, primarily to clients in the manufacturing, distribution and service sectors. The company provides consulting and professional services, including specialized programming, training and technical support, and develops proprietary software. As a value-added reseller of business application software, QXO offers solutions for accounting, financial reporting, enterprise resource planning, warehouse management systems, customer relationship management, business intelligence and other applications. QXO plans to become a tech-forward leader in the $800 billion building products distribution industry. The company is targeting tens of billions of dollars of annual revenue in the next decade through accretive acquisitions and organic growth. Visit www.qxo.com for more information.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical facts, including statements about beliefs, expectations, targets or goals, the expected timing of the closing of the proposed acquisition, the anticipated benefits of the proposed acquisition and expected future financial position and results of operations, are forward-looking statements. These statements are based on plans, estimates, expectations and/or goals at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “opportunity,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “target,” “goal,” or “continue,” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Factors that could cause actual results to differ materially from those described herein include, among others: (i) the risk that the proposed acquisition may not be completed on the anticipated terms in a timely manner or at all; (ii) the failure to satisfy any of the conditions to the consummation of the proposed acquisition, including uncertainties as to how many of stockholders of Beacon Roofing Supply, Inc. (“Beacon”) will tender their shares in the tender offer; (iii) the effect of the pendency of the proposed acquisition on each of QXO’s and Beacon’s business relationships with employees, customers or suppliers, operating results and business generally; (iv) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement, including circumstances that require Beacon to pay a termination fee; (v) the possibility that the proposed acquisition may be more expensive to complete than anticipated, including as a result of unexpected factors or events, significant transaction costs or unknown liabilities; (vi) potential litigation and/or regulatory action relating to the proposed acquisition; (vii) the risk that the anticipated benefits of the proposed acquisition may not be fully realized or may take longer to realize than expected; (viii) the impact of legislative, regulatory, economic, competitive and technological changes; (ix) QXO’s ability to finance the proposed transaction, including the ability to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the proposed acquisition; (x) unknown liabilities and uncertainties regarding general economic, business, competitive, legal, regulatory, tax and geopolitical conditions; and (xi) the risks and uncertainties set forth in QXO’s and Beacon’s SEC filings, including each company’s Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent Quarterly Reports on Form 10-Q.

Forward-looking statements should not be relied on as predictions of future events, and these statements are not guarantees of performance or results. Forward-looking statements herein speak only as of the date each statement is made. QXO and Beacon do not undertake any obligation to update any of these statements in light of new information or future events, except to the extent required by applicable law.

Important Additional Information and Where to Find It

The information herein is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Beacon securities. QXO and Queen MergerCo, Inc. (the “Purchaser”) filed a Tender Offer Statement on Schedule TO with the SEC on January 27, 2025, and Beacon filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer with the SEC on February 6, 2025. The parties expect to file amendments to these tender offer materials to reflect the provisions of the merger agreement. Investors and security holders are urged to carefully read these materials as they contain important information that investors and security holders should consider before making any decision regarding tendering their common stock, including the terms and conditions of the tender offer. The Tender Offer Statement, the Solicitation/Recommendation Statement and related materials are filed with the SEC, and investors and security holders may obtain a free copy of these materials and other documents filed by QXO and Beacon with the SEC at the website maintained by the SEC at www.sec.gov. In addition, these materials will be made available to all investors and security holders of Beacon free of charge from the information agent for the tender offer: Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, toll-free telephone: +1 (888) 750-5834.

Media Contacts
Joe Checkler
joe.checkler@qxo.com
203-609-9650

Steve Lipin / Lauren Odell
Gladstone Place Partners
212-230-5930

Investor Contacts
Mark Manduca
mark.manduca@qxo.com
203-321-3889

Scott Winter / Jonathan Salzberger
Innisfree M&A Incorporated
212-750-5833